- -------------------------------------------------------------------------------

[LOGO OF PLAYBOY]                      PLAYBOY
                                       POLICY

DATE:            June 11, 1993         ISSUED BY:   Howard Shapiro
- -------------------------------------------------------------------------------
DATE EFFECTIVE:  July 1, 1993          CODE:        207-2 (replaces 1/1/92)
- -------------------------------------------------------------------------------
SUBJECT:         EXECUTIVE CAR LEASE PROGRAM
- -------------------------------------------------------------------------------


SCOPE: Covers all U.S. locations of Playboy Enterprises, Inc. and its U.S. departments, divisions and subsidiaries (collectively "Playboy").

                 This program does not cover Playboy's ownership of service vehicles or autos leased for the use of non-executive level employees for a specific, operational and repetitive purpose (e.g., sales force cars for sales calls). Such uses are to be justified and approved under established procedures, including the annual Business Plan process. (Acquisition and assignment of autos for such uses outside of this Program are to be administered by, and subject to the approval of, the Exec. Vice President, Law and Administration.)

POLICY: It is the policy of Playboy that key executives be expected and encouraged to drive late model automobiles for the following purposes:

                           i) the convenience of Playboy in the executives' conduct of company business in and around their base locations;
                           ii) attracting and retaining highly qualified key executives.

PROGRAM: The Corporation shall provide a leased car or cash allowance for all U.S. based executives at or above a salary grade E-5.

                 Should the executive opt for a leased car, he/she shall choose the make, model and options (see "Administration of Program" attached), and Playboy shall make the lease payments directly to the auto leasing company.

                 Should the executive opt for a cash allowance, the allowance will be received via the bi-weekly paycheck subject to all regular payroll deductions.

EXECUTIVE CAR LEASE PROGRAM
PAGE TWO



          The standard Gross Allowance shall be $770 per month for Senior Executives (Salary Grade E3 and above) and $550 per month for all other U.S. based executives at or above salary grade E-5 ("Non-Senior Executives").

          The executive's lease may be more or less than the Standard Gross Allowance. If his/her monthly lease payment is greater, the excess amount will be deducted from the last paycheck of each month, via the payroll system.

TAX RESPON-
SIBILITY: The lesser of the Standard Gross Allowance or the actual cost of the car lease will be included in the participant's compensation as reported on his/her W-2 statement. Withholding of all applicable federal and state taxes will be made on a bi-weekly basis.

          Each participant will have the option of documenting and deducting the costs associated with the business use of the leased car on his/her personal tax return. IRS Form 2106 can be used for this purpose. Executives covered by the Program will not be entitled to any expense account reimbursement for mileage, maintenance or repairs, traffic violations or any other expenses not included in the actual lease and will not be entitled to reimbursement for non-business related parking or tolls.

PREVIOUS
PROGRAM: This Program supercedes and replaces the executive Automobile Lease Policy dated June 6, 1977, reissued April 18, 1978, January 1, 1980, January 28, 1983, January 1, 1988, January 1, 1991 and January 1, 1992.

ADMINIS-
TRATION: The Exec. Vice President, Law and Administration shall have responsibility for administering this Program under the senior management supervision of the Chairman. The Exec. Vice President, Law and Administration shall issue procedures consistent with the Proqram for its effective administration.